EXHIBIT 12.1

IPC ACQUISITION CORP.
STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
(in Thousands)

	Predecessors (1)

			Period from				Period from	Period from
	Fiscal Year		October 1,		Period from	Fiscal Year	October 1,	November 15,	Fiscal Year
	Ended		1999 to		June 15, 2000	Ended	2001 to	2001 to	Ended
	September		June 14,		to September	September	December 20,	September	September
(dollars in millions)	30, 1999		2000		30, 2000	30, 2001	2001	30, 2002	30, 2003

Earnings:
Income (loss) before income taxes	$31,277		$10,386		$(29,730)	$(8,425)	$(11,346)	$(11,486)	$11,887
Interest expense	20,264		16,142		5,686	27,871	5,987	19,229	22,589
Amortization of deferred financing costs	—		—		—	—	—	2,304	2,555
Interest portion of rental expense	1,221		825		264	1,287	330	1,419	2,233

Earnings	$52,762		$27,353		$(23,780)	$20,733	$(5,029)	$11,466	$39,264

Fixed charges:
Interest expense	$20,264		$16,142		$5,686	$27,871	$5,987	$19,229	$22,589
Amortization of deferred financing costs	—		—		—	—	—	2,304	2,555
Interest portion of rental expense	1,221		825		264	1,287	330	1,419	2,233

Fixed charges	$21,485		$16,967		$5,950	$29,158	$6,317	$22,952	$27,377

Ratio (deficiency) of earnings to cover fixed charges	2.5	x	1.6	x	$(29,730)	$(8,425)	$(11,346)	$(11,486)	1.4	x